As filed with the Securities and Exchange Commission on March 13, 2007	File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

U.S. GEOTHERMAL INC.

Delaware (State or other jurisdiction of Incorporation or organization)	84-1472231 (I.R.S. Employer Identification No.)
1509 Tyrell Lane, Suite B Boise, Idaho 83706 Address of Principal Executive Offices

U.S. GEOTHERMAL INC.

AMENDED AND RESTATED STOCK OPTION PLAN

(Full titles of the plans)

DL Services Inc.

1420 5th Avenue, Suite 3400

Seattle, WA 98101; Telephone: (206) 903-2373

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares issuable pursuant to options outstanding under the Restated Stock Option Plan	2,936,128	US$0.70(3)(4)	US$2,055,290	US$63.10(6)
Common Shares reserved for issuance pursuant to Amended and Restated Stock Option Plan	1,439,923	US$1.36(4)(5)	US$1,958,296	US$60.12(6)
Total Common Shares	4,376,051(2)		US$4,013,586	US$123.22(6)

(1)	Common Shares, with par value of $0.001, offered by the Company pursuant to the Plan described herein.
(2)

The U.S. Geothermal Inc. Amended and Restated Stock Option Plan (the “Plan”) provides that the aggregate maximum number of shares which may be at any time be subject to issuance under the Plan, together with the number of shares issuable under outstanding options granted otherwise than under the Plan, shall not exceed ten percent (10%) of the issued and outstanding Shares of the Corporation at the time the option is granted.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The maximum aggregate offering price is based upon the aggregate exercise price of outstanding options.

(4)

U.S. dollar amounts are calculated based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on March 9, 2007. On such date the noon buying rate was Cdn.$1.00=US$0.8530

(5)

The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on March 9, 2007, as quoted on the TSX Venture Exchange, which was Cdn.$1.59 per share.

(6)

An aggregate of U.S.$123.22 of the amount of the registration fee was previously paid in connection our SB-2 registration statement (File No. 333-137722) initially filed on December  2, 2006 and withdrawn on February 20, 2007. Accordingly, pursuant to Rule 457(p) of the General Rules and Regulations under the Securities Act of 1933, as amended, the total U.S.$123.22 is being offset against the registration fee due for this Registration Statement.

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This registration statement on Form S-8 registers 4,376,051 common shares of U.S. Geothermal Inc. (the “Registrant”) reserved for issuance upon the exercise of stock options granted under the Registrant’s Stock Option Plan. If any stock option granted under the Stock Option Plan expires or otherwise terminates for any reason without having been exercised in full, the number of shares in respect of which such stock option expired or terminated without having been exercised shall be available for issuance.

Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART II.       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) and (b) below are incorporated by reference in this registration statement.

(a)          The Registrant’s annual report on Form 10-KSB filed on June 29, 2006, as amended on February 20, 2007.

(b)         All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the date of the annual report incorporated by reference herein pursuant to (a) above.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 100,000,000, consisting of 100,000,000 shares of common stock, with a par value of $0.001 per share. As of February 12, 2007, there were 43,760,512 shares of our common stock issued and outstanding. Our common stock is traded on the TSX Venture Exchange under the symbol “GTH” and on the Over-The-Counter Bulletin Board under the symbol “UGTH”. The holders of common stock:

are entitled to one vote per share on each matter submitted to a vote of stockholders;
have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors;
have no preemptive or other rights to subscribe for shares; and

are entitled to such distributions as may be declared from time to time by the board of directors from funds legally available therefore, and upon liquidation are entitled to share ratably in the distribution of assets remaining after payment of liabilities.

Item 5. Interests of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

Article XII of our Certificate of Incorporation provides for indemnification of officers and directors except (i) for any breach of a director’s duty of loyalty to the company or its stakeholders (ii) acts and omission that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the general

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corporate law of the State of Delaware, or (iv) for any transaction from which the director derived any improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1*	U.S. Geothermal Inc. Amended and Restated Stock Option Plan
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Morgan and Company, Chartered Accountants
23.2	Consent of Williams and Webster, P.S., Certified Public Accountants
24.1	Power of Attorney (See page II-6 of this registration statement)

* Previously filed as an exhibit to, and incorporated herein by reference from, the Registrant’s Form SB-2 filed on October 2, 2006.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)          That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boise, Idaho on this 20th day of February, 2007.

U.S. Geothermal Inc.

/s/ Kerry D. Hawkley

Name: Kerry D. Hawkley

Title: Chief Financial Officer

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POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel J. Kunz, Douglas J. Glaspey and Kerry D. Hawkley his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents of them or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Daniel J. Kunz Daniel J. Kunz	Director and President, Chief Executive Officer (Principal Executive Officer)	February 20, 2007
/s/ Douglas J. Glaspey Douglas J. Glaspey	Director and Chief Operating Officer	February 20, 2007
/s/ Kerry D. Hawkley Kerry D. Hawkley	Chief Financial Officer (Principal Financial and Accounting Officer)	February 20, 2007
/s/ John H. Walker John Walker	Director and Chairman	February 20, 2007
/s/ Paul A. Larkin Paul A. Larkin	Director	February 20, 2007
Leland "Roy" Mink	Director

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EXHIBIT INDEX

Exhibit Number	Exhibit
4.1*	U.S. Geothermal Inc. Amended and Restated Stock Option Plan
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Morgan and Company, Chartered Accountants
23.2	Consent of Williams and Webster, P.S., Certified Public Accountants
24.1	Power of Attorney (See page II-6 of this registration statement)

* Previously filed as an exhibit to, and incorporated herein by reference from, the Registrant’s Form SB-2 filed on October 2, 2006.

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